Oportun Sells $228 million of loans through Amortizing Asset-Backed Securitization

SAN CARLOS, CALIF. – April 4, 2022 – Oportun (Nasdaq: OPRT), a mission-driven fintech and digital banking platform, today announced the sale of $228 million of loans through the issuance of amortizing asset-backed notes secured by a pool of its unsecured and secured personal installment loans. Oportun and funds managed by Ellington Management Group both contributed collateral and were co-sponsors of the transaction, which totaled $400 million in issued asset-backed notes. The notes were priced with a weighted average fixed interest rate of 3.83% per annum. Oportun also sold its share of the residual interest in the pool. By selling both its notes and residual interest, Oportun achieved a sale of loans at an all-in yield of 6.75% on its portion of the transaction.
“We are excited about this transaction because the structure allowed us to sell our loans at an attractive price while generating capital and reducing our credit exposure,” said Jonathan Coblentz, Oportun’s Chief Financial Officer & Chief Administrative Officer.
The offering included three classes of fixed rate notes: Class A, Class B, and Class C notes. DBRS, Inc. rated all classes of notes, assigning ratings of AA (low) (sf), A (low) (sf) and BBB (low) (sf), respectively. Kroll Bond Rating Agency, LLC rated the Class A and Class B notes, assigning ratings of A (sf) and BBB (sf), respectively. The notes were placed with a diversified mix of institutional investors in a private offering pursuant to Rule 144A under the Securities Act of 1933, as amended. Goldman Sachs & Co. LLC acted as sole book-runner.
About Oportun
Oportun (Nasdaq: OPRT) is an A.I.-powered digital banking platform that seeks to make financial health effortless for anyone. Driven by a mission to provide inclusive and affordable financial services, Oportun helps its nearly 1.5 million hardworking members meet their daily borrowing, savings, banking, and investing needs. Since inception, Oportun has provided more than $12 billion in responsible and affordable credit, saved its members more than $2 billion in interest and fees, and automatically helped members set aside more than $7.2 billion for rainy days and other needs. In recognition of its responsibly designed products, Oportun has been certified as a Community Development Financial Institution (CDFI) since 2009.